                                                                   EXHIBIT 10.01

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into in Chelmsford, Massachusetts by and between Brooks-PRI Automation, Inc., a Delaware corporation (the "Company") and Edward C. Grady (the "Executive"), as of January 31, 2003.

                                    RECITALS

         1. The Company desires to employ Executive as President and Chief Operating Officer of the Company upon the terms and conditions set forth herein.

         2. In consideration of the employment to be provided hereby and the amounts to be paid as provided herein, Executive desires to be employed by the Company and to agree with the Company as further provided herein.

         3. In consideration of the employment to be provided hereby and the amounts to be paid as provided herein and the Indemnification Agreement attached hereto as Exhibit A, the Executive has entered into the Executive Non-Competition and Proprietary Information Agreement attached hereto as Exhibit B.

         For and in consideration of the mutual promises, terms, provisions and conditions contained in this Agreement, the parties hereby agree as follows:

1.       Duties.


         1.1. President and Chief Operating Officer. Beginning on February 3, 2003 (the "Effective Date"), the Company shall employ Executive during the Employment Term (as defined below) as President and Chief Operating Officer of the Company. Executive shall report to the Company's chief executive officer (the "Chief Executive Officer). Executive shall have general management and control of the business, affairs and property of the Company and its direct and indirect subsidiaries and shall perform the duties of such office as are provided for in the bylaws of the Company subject to the general supervision and direction of the Chief Executive Officer and the Company's board of directors (the "Board of Directors").

         1.2. Board of Directors. Executive is expected to participate in meetings of the Board of Directors, subject to the direction of the Board of Directors. No later than six months from the Effective Date, the Board of Directors will appoint Executive to become a member of the Board of Directors.

2. Term. Subject to Section 6 and the termination provisions contained therein, the term of the Executive's employment under this Agreement shall begin on the Effective Date and end two years from the Effective Date (the "Employment Term"). The Employment Term shall automatically renew for successive one year periods subject to each parties' ability to terminate the Agreement by providing notice in accordance with Section 13 prior to the end of the current Employment Term. The following officers, if such positions are staffed, shall report directly to the Executive: Chief Technology Officer, Senior Vice President of Corporate Marketing, Senior Vice President of Hardware Automation Group, Senior Vice President of Sales and Customer Service, Chief Financial Officer, Senior Vice President of Software Systems Group, Senior Vice President of Global Operations, Vice President of Quality Assurance, Senior Vice President of Human Resources and Senior Vice President of New Industry Business Development. The General Counsel will not report to Executive, but will instead report directly to the Chief Executive Officer.

3. Other Activities. Subject to the terms and conditions of attached Exhibit B, Executive may serve on corporate, civic, charitable boards or committees, fulfill speaking engagements, teach at educational institutions or manage personal investments; provided that such activities do not individually or in the aggregate interfere or conflict with the performance of his duties or obligations under this Agreement.

4. Performance. During the Employment Term, Executive shall use his business judgment, skill and knowledge for the advancement of the Company's interests and to discharge his duties and responsibilities hereunder. Executive shall perform and discharge, faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder. Subject to Section 3 hereof, Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

5.       Compensation and Benefits.

         5.1. Base Salary. As consideration for Executive's services performed during the Employment Term, the Company agrees to pay Executive a base salary of $350,000 per year (the "Base Salary") payable, in accordance with the normal payroll practices of the Company for its executives, and subject to federal and state tax withholding. The Base Salary shall be reviewed annually by the compensation committee of the Board of Directors (the "Compensation Committee") and adjusted as determined by the Compensation Committee (the Base Salary as adjusted from time to time shall be referred to as the "Current Base Salary").

         5.2. Annual Management Bonus. Executive shall be eligible to receive cash bonuses each year from the Company determined by the Chief Executive Officer and the Compensation Committee in the manner set forth on
Schedule 1 hereto (the "Annual Management Bonus"). The Annual Management Bonus shall be reviewed at least annually by the Compensation Committee. Any such Annual Management Bonuses paid to Executive shall be in addition to the Current Base Salary.

         5.3. Deferred Sign-on Bonus. Subject to Sections 6 and 7 hereof, the Executive shall receive a bonus payment of $180,000 on January 1, 2004 (the "First Deferred Sign-on Bonus"). Subject to Sections 6 and 7 hereof, the Executive shall receive a bonus payment of $300,000 on January 1, 2005 (the "Second Deferred Sign-on Bonus"). The First Deferred Sign-on Bonus and Second Deferred Sign-on Bonus are collectively referred to herein as the "Deferred Sign-on Bonuses." Any such Deferred Sign-on Bonuses paid to Executive shall be in addition to the Annual Management Bonus, if any.

         5.4. Option Grants. Subject to the approval of the Compensation Committee, the Company will grant Executive an option to purchase 200,000 shares of Company common stock (the "Common Stock"), effective as of the Effective Date (the "Initial Grant"). The Initial Grant shall be exercisable at a price equal to the closing price of the Common Stock on the Nasdaq National Market on the date the Initial Grant is approved by the Compensation Committee. The Compensation Committee may at any time in its discretion consider Executive for possible future grants of options (such options collectively, the "Subsequent Grants") and, commencing in the fiscal year 2004, shall at least once during each fiscal year consider Executive for a Subsequent Grant. The Compensation Committee is expected to consider a number of shares between 50,000 to 100,000 for each such Subsequent Grant (as adjusted for stock splits, stock dividends, recapitalizations and the like). The Initial Grant and Subsequent Grants shall be subject to the terms and conditions set forth in the governing option agreement, provided that 25% of the shares that are subject to the Initial Grant shall vest on the one year anniversary of the grant date. The remaining shares subject to the Initial Grant shall vest at a rate of 6.25% on the last day of each three month period following the first year anniversary date of the grant, subject to the terms and conditions contained herein. For example, if the Executive had become employed on January 13, 2003 and remains employed through April 30, 2004, he will have vested in a total of 31.25% of the shares under the Initial Grant; 25% of the shares will have vested on January 13, 2004, and 6.25% will have vested on April 13, 2004.

         5.5. Benefits. During the Employment Term, Executive shall be eligible for participation in and shall receive all benefits available under the Brooks Automation, Inc. 401(k) Plan the Company's welfare benefit plans, practices, policies and programs (including disability, salary continuance, group life, accidental death and travel accident insurance plans and programs) normally available to other senior executives.

         5.6. Relocation. The Company shall provide the Executive $180,000 as compensation for his relocation from California to Massachusetts and reimburse Executive for the following reasonable, customary and actual expenses:
(i) moving expenses related to moving Executive's and his family's personal effects, furnishings and one automobile; (ii) closing costs and mortgage points associated with the purchase of Executive's principal residence in New England; and (iii) temporary living expenses from the time of relocation until the purchase of a principal residence in New England.

         5.7. Business Expenses. Executive shall be entitled to receive prompt reimbursement during the Employment Term for all reasonable employment-related expenses incurred or paid by him in the performance of his services, subject to reasonable substantiation and documentation.

         5.8. Corporate Opportunities. Executive agrees that he will first present to the Chief Executive Officer or the Board of Directors, for acceptance or rejection on behalf of the Company, any opportunity to create or invest in any company which is or will be involved in providing or furnishing equipment, systems, components, products, software or services to customers in industries that the Company serves (including, without limitation, the semiconductor and flat panel display industries) which comes to his attention and in which he, or any affiliate, might desire to participate. If the Board of Directors rejects the same or fails to act thereon in a reasonable time, Executive shall be free to invest in, participate or present such opportunity to any other person or entity.

6.       Termination Events.

         6.1. Long-Term Disability. This Agreement shall terminate and any and all rights and obligations of the Company and Executive hereunder shall cease and be completely void except as specifically set forth in this Agreement, upon the death or Long-Term Disability (as defined below) of Executive.

                  6.1.1. Long-Term Disability. For purposes of this Agreement, "LONG-TERM DISABILITY" shall mean any disability of Executive that prevents Executive from devoting to the business of the Company his best efforts, skill and attention, for a period of 180 consecutive days.

         6.2. Termination by the Company. At the election of the Company, this Agreement shall terminate and any and all rights and obligations of the Company and Executive hereunder shall cease and be completely void except as specifically set forth in this Agreement, upon the earliest to occur of the following: (i) the termination of Executive by the Company with Cause (as defined below) under this Agreement and delivery of written notice in accordance with Sections 6, 7 and 13 or (ii) the termination of Executive by the Company without Cause upon delivery of written notice in accordance with Sections 6, 7 and 13.

                  6.2.1. Cause. For purposes hereof, "CAUSE" shall include, without limitation, the occurrence of any of the following events during the Employment Term of this Agreement:

                  (i) Executive's conviction of, or the entry of a plea of guilty or nolo contendere to any misdemeanor involving moral turpitude or any felony;

                  (ii) fraud, embezzlement, or similar act of dishonesty, unauthorized disclosure, attempted disclosure, use or attempted use of confidential information; acts prejudicial to the interest or reputation of the Company; or falsification, concealment or distortion of management information;

                  (iii) material misrepresentation in connection with the Executive's application for employment with the Company;

                  (iv) conduct by the Executive constituting an act of moral turpitude, or acts of physical violence while on duty;

                  (v) the Executive's willful failure or refusal to perform the duties on behalf of the Company which are consistent with the scope and nature of the Executive's responsibilities, or otherwise to comply with a lawful directive or policy of the Company;

                  (vi) any act of gross negligence, gross corporate waste or disloyalty by the Executive to the Company or the commission of any intentional tort by the Executive against the Company; or

                  (vii)    material breach of this Agreement by the Executive.

         6.3. Termination by Executive. At the election of the Executive, this Agreement shall terminate and any and all rights and obligations of the Company or Executive hereunder shall cease and be completely void except as specifically set forth in this Agreement, upon the earliest to occur of the following: (i) the Executive's resignation for Good Reason (as defined below); provided that Executive shall have first provided the Company with written notice in accordance with Section 13 of the occurrence of such action he believes constitutes Good Reason and the Company shall have failed to remedy such action within thirty (30) days of its receipt of such notice; or (ii) the Executive's resignation without Good Reason upon delivery of written notice in accordance with Section 13.

                  6.3.1. Good Reason. "GOOD REASON" shall mean the Company has taken action that serves to materially, adversely change Executive's status by a reduction in title or a material reduction in his duties without Executive's consent.

                  6.4. Termination following a Change of Control. This Agreement shall terminate and any and all rights and obligations of the Company or Executive hereunder shall cease and be completely void except as specifically set forth in the Agreement upon the Executive's resignation for Good Reason or termination by the Company without Cause following a Change of Control (as defined below).

                  6.4.1. Change of Control. For purposes hereof a "CHANGE OF CONTROL" of the Company shall be deemed to have occurred if:

                  (i) any "person" or group of affiliated "persons" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than 49% of the total voting power represented by the Company's then outstanding voting securities (except in connection with a merger, which the Board approves and that the Executive consents to and approves or a merger in respect of which, pursuant to Section 251(f) of the Delaware General Corporation law, as now in effect and as the same may be amended from time to time, no vote of the stockholders of Company is required);

                  (ii) the Board approves, and the stockholders of the Company approve, if necessary, a plan of complete liquidation of the Company, or the Company sells or otherwise disposes of substantially all of its assets to any "person" or group of affiliated "persons" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

                  (iii) individuals who, as of the date hereof, constitute the Company Board (the "Incumbent Company Board") cease for any reason to constitute at least a majority of the Company Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Company's stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Company Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Company Board.

         6.5. Termination Date. The term "Termination Date" shall mean the earlier of (i) the expiration of the Employment Term or (ii) if the date Executive's services are terminated (A) by his death, then the date of his death, or (B) by his Long-Term Disability, then the 180th day of such disability, or (C) for any other reason, then the date on which such termination is to be effective pursuant to the notice of termination to be given by the party terminating the employment relationship.

7.       Effect of Termination.

         7.1. Termination for Death or Disability. It is expressly acknowledged and agreed that if Executive's employment shall be terminated due to Executive's death or Long-Term Disability, all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:

                  (i) an amount equal to the unpaid portion of Executive's Current Base Salary earned through the Termination Date;

                  (ii) an amount equal to the prorata Annual Management Bonus for the completed portion of the current annual pay period where the total Annual Management Bonus is determined in accordance with Section 5.2 by annualizing the results of the fiscal quarter ending immediately prior to the Termination Date (for example if the EBIT (defined as Income from Operations) as a percentage of Revenues for the fiscal quarter ending immediately prior to the Termination Date is 15% and the Termination Date is the end of the seventh month of the current annual pay period then Executive would receive a prorata Annual Management Bonus equal to $157,500; calculated by multiplying $270,000 (the Annual Management Bonus amount corresponding to 15% on Schedule 1) by 7/12ths);

                  (iii) an amount equal to any unpaid Deferred Sign-on Bonuses due on or before the Termination Date; and

                  (iv) an amount equal to the value of Executive's vacation accrued as of the Termination Date.

         7.2.     Termination by the Company.

                  7.2.1. Termination by the Company for Cause. It is expressly acknowledged and agreed that if Executive is terminated by the Company for Cause, all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay immediately after the Termination Date the following amounts to the Executive without further recourse or liability to the Company:

                  (i) an amount equal to the sum of Executive's Current Base Salary earned through the Termination Date; and

                  (ii) an amount equal to the value of Executive's vacation accrued as of the Termination Date.

                  7.2.2. Termination By the Company Without Cause. It is expressly acknowledged and agreed that if Executive's employment shall be terminated by Company for any reason, except as set forth in Sections 6.1, 6.2(i) and 6.4, at any time prior to the expiration of the Employment Term, then all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:

                  (i) an amount equal to the unpaid portion of Executive's Current Base Salary earned through the Termination Date;

                  (ii) the prorata portion of Executive's then current Current Base Salary for the remaining balance of the Employment Term;

                  (iii) an amount equal to the prorata Annual Management Bonus for the completed portion of the current annual pay period where the total Annual Management Bonus is determined in accordance with Section 5.2 by annualizing the results of the fiscal quarter ending immediately prior to the Termination Date (for example if the EBIT (defined as Income from Operations) as a percentage of Revenues for the fiscal quarter ending immediately prior to the Termination Date is 15% and the Termination Date is the end of the seventh month of the current annual pay period then Executive would receive a prorata Annual Management Bonus equal to $157,500; calculated by multiplying $270,000 (the Annual Management Bonus amount corresponding to 15% on Schedule 1) by 7/12ths);

                  (iv)     an amount equal to any unpaid Deferred Sign-on
                           Bonuses;

                  (v) an amount equal to the value of Executive's vacation accrued as of the Termination Date; and

                  (vi) the vesting of the options subject to the Initial Grant ("Initial Grant Options") shall accelerate such that Initial Grant Options to purchase a total of 100,000 shares of the Common Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like) shall be vested in full as of the Termination Date and Executive will have 90 days beginning on the Termination Date to exercise such Initial Grant Options.

         7.3.     Termination by Executive

                  7.3.1. Termination by Executive Without Good Reason. It is expressly acknowledged and agreed that if Executive resigns without Good Reason, then all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the
Company:

                  (i) an amount equal to the unpaid portion of Executive's Current Base Salary earned through the Termination Date; and

                  (ii) an amount equal to the value of Executive's accrued vacation pay.

                  7.3.2. Termination by Executive For Good Reason. It is expressly acknowledged and agreed that if Executive's employment shall be terminated because the Executive resigns for Good Reason at any time prior to the expiration of Employment Term, except as set forth in Section 6.4, then all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:

                  (i) an amount equal to the unpaid portion of Executive's Current Base Salary earned through the Termination Date;

                  (ii) the pro rata portion of Executive's then current Current Base Salary for the remaining balance of the Employment Term;

                  (iii) an amount equal to the prorata Annual Management Bonus for the completed portion of the current annual pay period where the total Annual Management Bonus is determined in accordance with Section 5.2 by annualizing the results of the fiscal quarter ending immediately prior to the Termination Date (for example if the EBIT (defined as Income from Operations) as a percentage of Revenues for the fiscal quarter ending immediately prior to the Termination Date is 15% and the Termination Date is the end of the seventh month of the current annual pay period then Executive would receive a prorata Annual Management Bonus equal to $157,500; calculated by multiplying $270,000 (the Annual Management Bonus amount corresponding to 15% on Schedule 1) by 7/12ths);

                  (iv)     an amount equal to any unpaid Deferred Sign-on
                           Bonuses;

                  (v) an amount equal to the value of Executive's vacation pay accrued as of the Termination Date; and

                  (vi) the vesting of the options subject to the Initial Grant ("Initial Grant Options") shall accelerate such that Initial Grant Options to purchase a total of 100,000 shares of the Common Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like) shall be vested in full as of the Termination Date and Executive will have 90 days beginning on the Termination Date to exercise such Initial Grant Options.

         7.4. Termination following a Change of Control. It is expressly acknowledged and agreed that if Executive's employment shall be terminated because the Executive resigns for Good Reason or is terminated by the Company without Cause within one year following a Change of Control, all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:

                  (i) an amount equal to the unpaid portion of Executive's Current Base Salary earned through the Termination Date;

                  (ii) the pro rata portion of Executive's then current Current Base Salary for the remaining balance of the Employment Term;

                  (iii) an amount equal to the value of Executive's vacation accrued as of the Termination Date;

                  (iv) the vesting of the options subject to the Initial Grant ("Initial Grant Options") shall accelerate such that Initial Grant Options to purchase a total of 100,000 shares of the Common Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like) shall be vested in full as of the Termination Date and Executive will have 90 days beginning on the Termination Date to exercise such Initial Grant Options, and

                  (v)      an amount equal to any unpaid Deferred Sign-on
                           Bonuses.

         7.5. 280G. In the event that the Executive shall become entitled to payment and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments would be subject to the tax imposed by Section 4999 of the Code (together with any similar tax that may hereafter be imposed by any taxing authority, the "Excise Tax") the Executive shall be solely responsible for the payment in full of any such Excise Tax.

8. Noncompetition Agreement. Concurrent with the execution of this Agreement, Executive and the Company entered into the Non-Competition and Proprietary Information Agreement attached hereto as Exhibit B.

9. Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive if the Company shall hereafter effect a reorganization, consolidate with, or merge into any other entity or transfer all or substantially all of its properties or assets to any other person or entity. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, executors, administrators, heirs and permitted assigns.

10. Indemnification. Concurrent with the execution of this Agreement, Executive and the Company entered into the Indemnification Agreement attached hereto as Exhibit A.

11. Waiver. The waiver by any party hereto of a breach of any provision of this Agreement by any other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

12. Severability. The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.

13. Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing, addressed as provided below and actually delivered at said address:

         If to Executive, to him at the following address:

                  Edward C. Grady
                  1443 Prince Edward Way
                  Sunnyvale, CA  94087

         If to the Company, to it at the following address:

                  Brooks-PRI Automation, Inc.
                  15 Elizabeth Drive
                  Chelmsford, MA  01824
                  Attn:  Senior Vice President Human Resources

         or to such other person or address as to which either party may notify the other in accordance with this Section 13.

14. Medical Benefits. Executive shall be eligible for participation in the Company's family medical, prescription and dental benefits normally available to other senior executives until Executive becomes 62 years old.

15. Arbitration. In the event of a dispute between the parties as to the meaning or interpretation of this Agreement, or the performance of either party hereunder, either party may submit the matter for arbitration in Boston, Massachusetts, to the American Arbitration Association, which is expressly permitted and required hereby, to include the reasonable costs of arbitration, including attorney fees, of the prevailing party, in its decision. If the nonprevailing party should then fail to comply with such decision, the reasonable costs of enforcement, including attorneys' fees, shall be paid to the prevailing party. Such costs shall specifically include any judicial proceeding to confirm such decision.

16. Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts.

17. Remedies. Executive acknowledges that a breach of any of the promises or agreements contained herein could result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, and the Company shall be entitled to seek injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

18. Integration. This Agreement, the Indemnification Agreement attached hereto as Exhibit A and the Executive Non-Competition and Proprietary Information Agreement attached hereto as Exhibit B form the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and shall supersede all prior agreements, oral discussions, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.

19. Documents and Materials. Upon termination of this Agreement or at any other time upon the Company's request, Executive will promptly deliver to the Company, without retaining any copies, all documents and other materials whether in paper or electronic form or resident on any other media, furnished to him by the Company, prepared by him for the Company or otherwise relating to the Company's business, including, without limitation, all written and tangible material in his possession incorporating any proprietary information.

20. Absence of Conflicting Obligations. Executive represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with or prevents the full performance of his duties and responsibilities during the Employment Term. Executive further represents that his obligations under this Agreement do not breach and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him.

21. Survival. Notwithstanding any provisions of this Agreement to the contrary, the obligations of Executive and the Company pursuant to Sections 6 through 22 hereof shall each survive termination of this Agreement.

22. Effect of Headings. Any title of a section heading contained herein is for convenience of reference only, and shall not affect the meaning of construction or any of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, as of the date first above written.

                                      /s/ Edward C. Grady
                                      ------------------------------------------
                                      Edward C. Grady

                                      BROOKS-PRI AUTOMATION, INC.


                                      By: /s/ Robert J. Therrien
                                          --------------------------------------
                                            Robert J. Therrien
                                            Chief Executive Officer